Exhibit (i)

Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 WWW.DYKEMA.COM Tel: (313) 568-6800 Fax: (313) 568-6832

November 25, 2008

Board of Trustees

Ambassador Funds

500 Griswold, Suite 2800

Detroit, Michigan 48226

Gentlemen:

As counsel for Ambassador Funds, a Delaware statutory trust (the “Trust”), we have examined the proceedings taken and being taken for the registration by the Trust under the Securities Act of 1933, as amended, of an indefinite number of shares (the “Shares”) of beneficial interest, no par value, in the Trust’s series designated as the “Ambassador Money Market Fund” and the series designated as the “Michigan Investment Trust, Government Money Market Series.”  The Trust is on this date filing a Post-Effective Amendment to its Registration Statement on Form N-1A (Reg. No. 333-36796) (the “Registration Statement”).  We have examined all instruments, documents and records which, in our opinion, were necessary for the purpose of rendering this opinion.  Based upon our examination, we are of the opinion that the Shares will be, if and when issued by the Trust in the manner and upon the terms set forth in the Registration Statement, validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Trust’s Registration Statement on Form N-1A, as it is proposed to be amended.

Sincerely,

DYKEMA GOSSETT PLLC

/S/ DYKEMA GOSSETT PLLC

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